Exhibit 2.8

EXECUTION VERSION

SUPPLEMENTAL TRUST AND AGENCY DEED
DATED 7 APRIL 2025
VEON HOLDINGS B.V.
as Issuer

VEON MIDCO B.V.
as Substitute Issuer

VEON AMSTERDAM B.V.
as New Guarantor

CITIBANK, N.A., LONDON BRANCH
as Principal Paying Agent, Authentication Agent, Registrar and Transfer Agent

and
CITIBANK, N.A., LONDON BRANCH
as Trustee

relating to the

3.375% Senior Unsecured Notes due 2027
(ISIN: XS2824764521 (Regulation S) / XS2824766146 (Rule 144A)

issued by the Issuer under its

U.S.$6,500,000,000 Global Medium Term Note Programme

Allen Overy Shearman Sterling LLP

CONTENTS
Clause    Page
2.    Terms and Conditions    2
3.    Substitution of the Issuer and Accession of New Guarantor    2
4.    Guarantee    3
5.    Modifications to the Conditions    5
6.    Amendments to the Trust Deed    13
7.    Amendments to the Agency Agreement    17
8.    Execution    17
9.    Costs and Expenses    17
10.    Securities Act    18
11.    Notices    18
12.    Severability    19
13.    Contracts (Rights of Third Parties) Act 1999    19
14.    Governing Law    19
15.    Submission to Jurisdiction    19

THIS DEED is made on 7 April 2025
BETWEEN:
(1)VEON HOLDINGS B.V. (the Issuer);
(2)VEON MIDCO B.V. (the Substitute Issuer);
(3)VEON AMSTERDAM B.V. (the New Guarantor);
(4)CITIBANK, N.A., LONDON BRANCH (the Principal Paying Agent, the Authentication Agent, the Registrar and the Transfer Agent, and each an Agent and together, the Agents); and
(5)CITIBANK, N.A., LONDON BRANCH (the Trustee).
WHEREAS:
(A)This Deed is supplemental to:
(i)the trust deed dated 7 September 2021 (the Principal Trust Deed), as supplemented by a supplemental trust deed dated 29 May 2024 (the 2027 Notes Supplemental Trust Deed) constituting the 3.375% Senior Unsecured Notes due 2027 (ISIN: XS2824764521 (Regulation S) / XS2824766146 (Rule 144A)) (the 2027 Notes) issued by the Issuer under its Global Medium Term Note Programme (the Programme) and each made between the Issuer and the Trustee, as further supplemented by:
(a)a supplemental trust deed constituting the Issuer’s 4.00% Senior Notes due 9 April 2025 (ISIN: XS2824765098 (Regulation S) / XS2824765767 (Rule 144A)) (the April 2025 Notes);and
(b)a supplemental trust deed constituting the Issuer’s 6.30% Senior Unsecured Notes due 2025 (payable in United States Dollars) (ISIN: XS2834471976 (Regulation S) / XS2834472198 (Rule 144A)) (the June 2025 Notes),
(B)each dated 29 May 2024; and
(c)a supplemental trust deed relating to the Programme dated 19 August 2024 (the August 2024 Supplemental Trust Deed); and
(i)the agency agreement dated 7 September 2021, as supplemented by a supplemental agency agreement dated 19 August 2024, each relating to the Programme and made between the Issuer, the Trustee and the Agents (as further amended and/or supplemented and/or restated from time to time, the Agency Agreement).
(C)The Principal Trust Deed, as supplemented by the 2027 Notes Supplemental Trust Deed and the August 2024 Supplemental Trust Deed are together referred to in this Deed as the Trust Deed in respect of the 2027 Notes only (including as further amended and/or supplemented and/or restated from time to time), and not, for the avoidance of doubt, the April 2025 Notes or the June 2025 Notes.

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(D)By way of background, at a meeting of the holders of the 2027 Notes (the 2027 Noteholders) convened by the Issuer on 30 January 2025, the 2027 Noteholders resolved by an Extraordinary Resolution (the Extraordinary Resolution) to, inter alia, (i) consent to the substitution of the Substitute Issuer, being a subsidiary of VEON Ltd., in place of the Issuer as issuer and principal debtor in respect of the Notes, subject to the Notes being unconditionally and irrevocably guaranteed by the New Guarantor and (ii) certain consequential amendments to the terms and conditions of the 2027 Notes to reflect such substitution and, in the case of any such further substitution of the Substitute Issuer or any subsequent substitution of the New Guarantor, Clause 20 (Substitution) of the Trust Deed (as defined herein), including in the case of Clause 20 (Substitution) to reflect current market practice, as further described in the consent solicitation memorandum dated 13 January 2025 (the Consent Solicitation Memorandum).
(E)Pursuant to the Extraordinary Resolution, the 2027 Noteholders have resolved to direct, authorise, request and empower the Trustee, the Issuer and the Agents to enter into this Deed.
NOW THIS DEED WITNESSES AND IT IS AGREED AND DECLARED as follows:
1.DEFINITIONS AND INTERPRETATION
1.1In this Deed:
Effective Date means 8 April 2025, as notified by the Issuer in writing to the Trustee and the Agents.
1.2Terms defined in the Trust Deed, the Agency Agreement or the Consent Solicitation Memorandum and not otherwise defined herein shall, unless there is anything in the subject or context inconsistent therewith, have the same meaning in this Deed.
1.3This Deed amends the Principal Trust Deed, as supplemented as described in Recital (A) above, the Conditions (as defined below) and the Agency Agreement only in respect of the 2027 Notes. This Deed shall not in any way affect any of the April 2025 Notes or the June 2025 Notes, or the provisions of the Principal Trust Deed, the Agency Agreement or the terms and conditions in respect of the April 2025 Notes or the June 2025 Notes.
2.TERMS AND CONDITIONS
The terms and conditions of notes to be issued under the Programme on and from 7 September 2021 were set out in the Offering Circular dated 7 September 2021 relating to the Programme, and Schedule 1 (Terms and Conditions of the Notes) to the Trust Deed, which were subsequently amended in relation to the 2027 Notes by the 2027 Notes Supplemental Trust Deed. The parties to this Deed agree that the terms and conditions of the 2027 Notes (the Conditions), as set out in Schedule 1 of the Trust Deed, will be amended in respect of the 2027 Notes only as provided for in clause 5 of this Deed.
3.SUBSTITUTION OF THE ISSUER AND ACCESSION OF NEW GUARANTOR
3.1The Issuer, the Substitute Issuer, the New Guarantor, the Agents and the Trustee hereby agree that, with effect on and from the Effective Date:
(a)all the terms, provisions and conditions of the 2027 Notes, Trust Deed, the Conditions and the Agency Agreement (in each case in so far as they relate to the 2027 Notes

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only) previously applying to the Issuer shall apply to the Substitute Issuer in all respects as issuer and principal debtor in respect of the 2027 Notes;
(b)the 2027 Notes, the Trust Deed, the Conditions and the Agency Agreement (in each case in so far as they relate to the 2027 Notes only) shall be read and construed as if all references therein to the “Issuer” were to the Substitute Issuer; and
(c)the Issuer shall be released and discharged from all its obligations in respect of the 2027 Notes, the Trust Deed, the Conditions and the Agency Agreement (in each case in so far as they relate to the 2027 Notes only).
3.2The Substitute Issuer hereby covenants with the Agents and the Trustee that, with effect on and from the Effective Date, it will duly observe and perform and be bound by all of the covenants, conditions and provisions of the 2027 Notes, the Trust Deed, the Conditions and the Agency Agreement (in each case in so far as they relate to the 2027 Notes only) as prior to the Effective Date have been expressed to be binding on the Issuer as issuer and principal debtor thereunder.
3.3The New Guarantor hereby covenants with the Issuer and Trustee that, with effect on and from the Effective Date, it will duly observe and perform and be bound by all of the covenants, conditions and provisions of the 2027 Notes, the Trust Deed, the Conditions and the Agency Agreement (in each case in so far as they relate to the 2027 Notes only and as amended by this Deed) expressed to be binding on the New Guarantor as guarantor thereunder, and with effect on and from the Effective Date, shall accede as a party to the Trust Deed and the Agency Agreement (as amended by this Deed) as New Guarantor.
3.4Without prejudice to the provisions of this Clause 3, each of the Issuer, the Substitute Issuer, the New Guarantor, the Agents and the Trustee hereby agree that the Issuer shall retain any liability accrued in respect of the 2027 Notes, the Trust Deed, the Conditions and the Agency Agreement up to (but excluding) the Effective Date.
4.GUARANTEE
4.1With effect on and from the Effective Date, the New Guarantor hereby irrevocably and unconditionally guarantees to the Trustee:
(a)the due and punctual payment in accordance with the provisions of the Trust Deed of the principal of and interest on the 2027 Notes and of any other amounts payable by the Substitute Issuer under the Trust Deed; and
(b)the due and punctual performance and observance by the Substitute Issuer of each of the other provisions of the Trust Deed to be performed or observed by the Substitute Issuer.
4.2If the Substitute Issuer fails for any reason whatsoever punctually to pay any such principal, interest or other amount, the New Guarantor shall cause each and every such payment to be made as if the New Guarantor instead of the Substitute Issuer were expressed to be the primary obligor under the Trust Deed and not merely as surety (but without affecting the nature of the Substitute Issuer’s obligations) to the intent that the holders of the 2027 Notes or the Trustee (as the case may be) shall receive the same amounts in respect of principal, interest or such other amount as would have been receivable had such payments been made by the Substitute Issuer.

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4.3If any sum which, although expressed to be payable by the Substitute Issuer under the Trust Deed or the 2027 Notes, is for any reason (whether or not now existing and whether or not now known or becoming known to the Substitute Issuer, the Trustee or any 2027 Noteholder) not recoverable from the New Guarantor on the basis of a guarantee then (a) it will nevertheless be recoverable from it as if it were the sole principal debtor and will be paid by it to the Trustee on demand and (b) as a separate and additional liability under the Trust Deed, the New Guarantor agrees, as a primary obligation, to indemnify each of the Trustee and each 2027 Noteholder in respect of such sum by way of a full indemnity in the manner and currency as is provided for in the 2027 Notes or the Trust Deed (as the case may be) and to indemnify the Trustee and each 2027 Noteholder against all losses, claims, costs, charges and expenses to which it may be subject or which it may incur in recovering such sum.
4.4If any payment received by the Trustee or any 2027 Noteholder pursuant to the provisions of the Trust Deed shall (whether on the subsequent bankruptcy, insolvency or corporate reorganisation of the Substitute Issuer or, without limitation, on any other event) be avoided or set aside for any reason, such payment shall not be considered as discharging or diminishing the liability of the New Guarantor and this guarantee shall continue to apply as if such payment had at all times remained owing by the Substitute Issuer and the New Guarantor shall indemnify the Trustee and the 2027 Noteholders (as the case may be) in respect thereof PROVIDED THAT the obligations of the Substitute Issuer and/or the New Guarantor under this subclause shall, as regards each payment made to the Trustee or any 2027 Noteholder which is avoided or set aside, be contingent upon such payment being reimbursed to the Substitute Issuer or other persons entitled through the Substitute Issuer.
4.5The New Guarantor hereby agrees that its obligations hereunder shall be unconditional and that the New Guarantor shall be fully liable irrespective of the validity, regularity, legality or enforceability against the Substitute Issuer of, or of any defence or counter-claim whatsoever available to the Substitute Issuer in relation to, its obligations under the Trust Deed, whether or not any action has been taken to enforce the same or any judgment obtained against the Substitute Issuer, whether or not any of the other provisions of these presents have been modified, whether or not any time, indulgence, waiver, authorisation or consent has been granted to the Substitute Issuer by or on behalf of the 2027 Noteholders or the Trustee, whether or not any determination has been made by the Trustee pursuant to Clause 19 of the Trust Deed, whether or not there have been any dealings or transactions between the Substitute Issuer, any of the 2027 Noteholders or the Trustee, whether or not the Substitute Issuer has been dissolved, liquidated, merged, consolidated, bankrupted or has changed its status, functions, control or ownership, whether or not the Substitute Issuer has been prevented from making payment by foreign exchange provisions applicable at its place of registration or incorporation and whether or not any other circumstances have occurred which might otherwise constitute a legal or equitable discharge of or defence to a guarantor. Accordingly, the validity of this guarantee shall not be affected by reason of any invalidity, irregularity, illegality or unenforceability of all or any of the obligations of the Substitute Issuer under the Trust Deed and this guarantee shall not be discharged nor shall the liability of the New Guarantor under the Trust Deed be affected by any act, thing or omission or means whatever whereby its liability would not have been discharged if it had been the principal debtor.
4.6Without prejudice to the provisions of Clause 10.1 of the Trust Deed, the Trustee may determine from time to time whether or not it will enforce this guarantee which it may do without making any demand of or taking any proceedings against the Substitute Issuer and may from time to time make any arrangement or compromise with the New Guarantor in relation to this guarantee which the Trustee may consider expedient in the interests of the 2027 Noteholders.

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4.7The New Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of dissolution, liquidation, merger or bankruptcy of the Substitute Issuer, any right to require a proceeding first against the Substitute Issuer, protest or notice with respect to these presents or the indebtedness evidenced thereby and all demands whatsoever and hereby covenants that this guarantee shall be a continuing guarantee, shall extend to the ultimate balance of all sums payable and obligations owed by the Substitute Issuer under these presents, shall not be discharged except by complete performance of the obligations contained in the Trust Deed and is additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from the New Guarantor or otherwise.
4.8If any moneys shall become payable by the New Guarantor under this guarantee, the New Guarantor shall not, so long as the same remain unpaid, without the prior written consent of the Trustee:
(a)in respect of any amounts paid or payable by it under this guarantee, exercise any rights of subrogation or contribution or, without limitation, any other right or remedy which may accrue to it in respect of or as a result of any such payment or any such obligation to make a payment; or
(b)in respect of any other moneys for the time being due to the New Guarantor by the Substitute Issuer, claim payment thereof or exercise any other right or remedy;
(including in either case claiming the benefit of any security or right of set-off or contribution or, on the liquidation of the Substitute Issuer, proving in competition with the Trustee). If, notwithstanding the foregoing, upon the bankruptcy, insolvency or liquidation of the Substitute Issuer, any payment or distribution of assets of the Substitute Issuer of any kind or character, whether in cash, property or securities, shall be received by the New Guarantor before payment in full of all amounts payable under the Trust Deed shall have been made to the 2027 Noteholders and the Trustee, such payment or distribution shall be received by the New Guarantor on trust to pay the same over immediately to the Trustee for application in or towards the payment of all sums due and unpaid under these presents in accordance with Clause 10 of the Trust Deed on the basis that Clause 10 of the Trust Deed does not apply separately and independently to each Series of the Notes, save that nothing in this subclause 4.8 shall operate so as to create any charge by the New Guarantor over any such payment or distribution.
4.9Until all amounts which may be or become payable by the Substitute Issuer under these presents have been irrevocably paid in full, the Trustee may:
(a)refrain from applying or enforcing any other moneys, security or rights held or received by the Trustee in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise), and the New Guarantor shall not be entitled to the benefit of the same; and
(b)hold in a suspense account any moneys received from the New Guarantor or on account of the New Guarantor's liability under this guarantee, without liability to pay interest on those moneys.
4.10The obligations of the New Guarantor under the Trust Deed constitute unsubordinated senior obligations of the New Guarantor and rank and will rank pari passu with all other outstanding unsecured and unsubordinated obligations of the New Guarantor save those whose claims are preferred by any mandatory operation of law.

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5.MODIFICATIONS TO THE CONDITIONS
5.1In accordance with the Extraordinary Resolution, with effect on and from the Effective Date, the Conditions are hereby modified as follows:
5.1Condition 4(b) shall be deleted in its entirety and replaced with the following:
“(b)    Reporting
The following documents shall be furnished to the Trustee for the benefit of the Noteholders:
(i)    as soon as the same become available, but in any event within 180 days after the end of each of its financial years, the audited consolidated financial statements for that financial year of the VEON Ltd.; and
(ii)    as soon as the same become available, but in any event within 90 days after the end of each of its first three financial quarters of each year, the unaudited consolidated financial statements for that financial quarter of VEON Ltd, provided that if material differences exist between the assets, results of operations or financial condition of VEON Ltd. and the Guarantor, such financial information will be accompanied by a reasonably detailed description of material differences between the financial information relating to VEON Ltd and its Subsidiaries, one the one hand, and the financial information relating to the Guarantor and its Subsidiaries, on the other hand.”
5.2Condition 5(d) shall be deleted in its entirety and replaced with the following:
“(d)    Accrual of interest
Each Note (or in the case of the redemption of part only of a Note, that part only of such Note) will cease to bear interest (if any) from the date for its redemption unless, upon due presentation thereof, payment of principal is improperly withheld or refused. In such event, interest will continue to accrue until whichever is the earlier of:
(i)    the date on which all amounts due in respect of such Note have been paid; and
(ii)    as provided in Clauses 2.2(b) and (c) of the Trust Deed.”
5.3Condition 7(b) shall be deleted in its entirety and replaced with the following:
“(b)    Redemption for tax reasons
The Notes may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 10 nor more than 60 days' notice (or such other period as may be specified in the relevant Final Terms or the relevant Drawdown Prospectus (as the case may be)) to the Noteholders and the Trustee in accordance with Condition 13 (Notices) at their Early Redemption Amount, together with interest accrued and unpaid to (but excluding) the date fixed for redemption if, immediately

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before giving such notice, the Issuer satisfies the Trustee that: (i) it has or will become obliged to pay additional amounts as provided or referred to in Condition 8 (Taxation) or the Guarantor would be unable for reasons outside its control to procure payment by the Issuer and in making payment itself would be required to pay such additional amounts, in each case as a result of any change in, or amendment to, the laws, treaties, or regulations of the Netherlands or any political or governmental subdivision or any authority thereof or therein having power to tax, or any change in the application or official interpretation of such laws, treaties or regulations, which change or amendment becomes effective on or after the Issue Date of the first Tranche of Notes in the relevant Series and (ii) such obligation cannot be avoided by the Issuer or, as the case may be, the Guarantor taking reasonable measures available to it (it is acknowledged that changing the resident jurisdiction of the Issuer or, as the case may be, the Guarantor shall not be considered a reasonable measure); provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer or, as the case may be, the Guarantor would be obliged to pay such additional amounts were a payment in respect of the Notes then due and that unless at the time the notice is given the Issuer or, as the case may be, the Guarantor would otherwise be required to pay such additional amounts on the next scheduled payment date on the Notes.
The Issuer shall deliver to the Trustee an Officer's Certificate stating that the Issuer is entitled to effect such redemption in accordance with this Condition 7(b) (Redemption and Purchase—Redemption for tax reasons).
The Trustee shall be entitled to accept any notice or certificate delivered by the Issuer in accordance with this Condition 7(b) (Redemption and Purchase—Redemption for tax reasons) as sufficient evidence of the satisfaction of the applicable circumstances in which event they shall be conclusive and binding on the Noteholders.
Upon the expiry of any such notice given by the Issuer to the Noteholders and the Trustee as is referred to in this Condition 7(b) (Redemption and Purchase—Redemption for tax reasons), the Issuer shall be bound to redeem the Notes in accordance with this Condition 7 (Redemption and Purchase), subject as provided in Condition 6 (Payments).
As used in this Condition 7(b) (Redemption and Purchase—Redemption for tax reasons):
"Officer" means, with respect to a Person, the Chairman of the Board of Directors, the General Director, the Chief Executive Officer, the President, the Chief Financial Officer, the Controller, the Treasurer, a Director or the General Counsel of such Person;
"Officer's Certificate" means a certificate signed by an Officer of the Issuer.”
5.4Condition 7(e) shall be deleted in its entirety and replaced with the following:
“(e)    Purchases
The Issuer, the Guarantor or any Subsidiary of the Issuer or the Guarantor may at any time purchase Notes in the open market, via a tender offer or otherwise and at any price. Any Notes purchased in the open market or via a tender offer or otherwise than

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pursuant to Condition 7 (Redemption and Purchase) may be held, reissued, resold or, at the option of the Issuer or the Guarantor, surrendered to any Paying Agent and/or the Registrar for cancellation in accordance with Condition 7(f) (Redemption and Purchase—Cancellation).”
5.5Condition 7(f) shall be deleted in its entirety and replaced with the following:
“(f)    Cancellation
All Notes redeemed by the Issuer pursuant to Conditions 7(a) (Redemption and Purchase—Redemption at maturity), 7(b) (Redemption and Purchase—Redemption for tax reasons) or 7(c) (Redemption and Purchase—Redemption at the option of the Issuer) shall be cancelled and all Notes purchased by the Issuer or the Guarantor or any Subsidiary of the Issuer or the Guarantor and surrendered to the Registrar for cancellation, together with an authorisation addressed to the Registrar by the Issuer or the Guarantor or such Subsidiary, shall be cancelled. Upon any such cancellation by or on behalf of the Registrar, the principal amount of such Notes surrendered for cancellation shall be extinguished as of the date of such cancellation, together with accrued interest (if any) thereon, and no further payment shall be made or required to be made by the Issuer in respect of such Notes. Any Notes so cancelled may not be reissued.”
5.6Condition 8(a) shall be deleted in its entirety and replaced with the following:
“(a)    All payments of principal, premium, if any, and interest in respect of the Notes by or on behalf of the Issuer or the Guarantor shall be made to, or for the account of, each Noteholder free and clear of, and without withholding or deduction for, any Taxes imposed or levied by the Netherlands or any political subdivision or any authority thereof or therein having power to tax, unless such withholding or deduction is required by law. In that event, the Issuer or, as the case may be, the Guarantor shall, subject as provided below, pay such additional amounts as will result in the receipt by the Noteholders of such amounts as would have been received by them if no such withholding or deduction had been made or required to be made. No such additional amounts shall be payable in respect of any Note:
(i)    held by a Noteholder which is liable for such Taxes in respect of such Note by reason of its or the beneficial owner's having some connection with the Netherlands other than the mere holding of such Note (including being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in the Netherlands); or;
(ii)    for any Taxes, that are imposed or withheld by reason of the failure of the Noteholder or beneficial owner of the Note to comply with a request of, or on behalf of, the Issuer or, as the case may be, the Guarantor addressed to the Noteholder to provide information concerning the nationality, residence or identity of such Noteholder or to make any declaration or similar claim or satisfy any information or reporting requirement, which is required or imposed by a statute, treaty, regulation, protocol, or administrative practice of

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the Netherlands as a precondition to exemption from all or part of such Taxes; or
(iii)    in respect of any Taxes imposed on or with respect to a payment to a Noteholder that is a fiduciary or partnership or any Person other than the sole beneficial owner of such payment or Note, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or the beneficial owner of such payment or Note would not have been entitled to the additional amounts had such beneficiary, settlor, member or beneficial owner been the actual Noteholder of such Note; or
(iv)    in respect of any Taxes imposed pursuant to or in connection with Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, the US Treasury Regulations thereunder or any similar law or regulations adopted pursuant to an intergovernmental agreement between a non-US jurisdiction and the United States with respect to the foregoing; or
(v)    any combination of the above.”
5.7Condition 8(c) shall be deleted in its entirety and replaced with the following:
“(c)    If the Issuer or the Guarantor becomes a resident for tax purposes in any taxing jurisdiction other than (or in addition to) the Netherlands, references in these Conditions to the Netherlands shall be construed as including references to such other jurisdiction and references to Netherlands and the Issue Date in Condition 7(b) (Redemption and Purchase—Redemption for tax reasons) as applied to such other jurisdiction shall be construed as referring to such other jurisdiction and the date the Issuer or, as the case may be, the Guarantor became such a resident for tax purposes in such other taxing jurisdiction.
As used in this Condition 8 (Taxation):
"Tax" or "Taxes" means any present or future tax, duty, levy, impost, assessment, or other governmental charge (including penalties, interest and other liabilities related thereto).”
5.8The first paragraph of Condition 10(a) shall be deleted in its entirety and replaced with the following:
“The Trustee may, at its discretion, and shall if so requested in writing by the holders of not less than one-quarter of the principal amount of the Notes of the relevant Series then outstanding or if so directed by an Extraordinary Resolution of Noteholders of the relevant Series (subject to its rights under the Trust Deed to be indemnified and/or pre-funded and/or provided with security to its satisfaction against all liabilities, proceedings, claims and demands to which it may thereby become liable and all costs, charges and expenses which may be incurred by it in connection therewith), give notice to the Issuer and the Guarantor that the Notes are immediately due and repayable if any of the following events occurs (each an "Event of Default"):
(i)    default in the payment of principal of the Notes or any of them, in the currency and in the manner provided herein, when the same becomes due and payable at maturity, upon acceleration, redemption or otherwise, and such default continues for a period of seven calendar days or more;

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(ii)    default in the payment of interest on the Notes or any of them, in the currency and in the manner provided herein, when the same becomes due and payable, and such default continues for a period of 15 calendar days or more;
(iii)    default in the performance of, or breaches of, any covenant or agreement of the Issuer or the Guarantor under these Conditions or the Trust Deed (other than a default referred to under Conditions 10(a)(i) (Events of Default and Enforcement—Events of Default) and 10(a)(ii) (Events of Default and Enforcement—Events of Default) above) and such default or breach continues for a period of 30 consecutive calendar days after written notice by the Trustee to the Issuer or the Guarantor (as the case may be);
(iv)    (A) default on any Indebtedness of the Issuer or the Guarantor or any of the Significant Subsidiaries of the Issuer or the Guarantor with an aggregate principal amount in excess of U.S.$75 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) (I) resulting from the failure to pay principal or interest (in the case of interest default or a default in the payment of principal other than at its Stated Maturity, after the expiration of any applicable grace period) in an aggregate amount in excess of U.S.$5 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default) when due or (II) as a result of which the maturity of such Indebtedness has been accelerated prior to its Stated Maturity; (B) default is made by the Issuer or the Guarantor or any of the Significant Subsidiaries of the Issuer or the Guarantor in making any payment due under any guarantee and/or indemnity given by it in relation to any Indebtedness of any Person with an aggregate principal amount in excess of U.S.$75 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount as of the date of such default); or (C) any security given by the Issuer or the Guarantor or any of the Significant Subsidiaries of the Issuer or the Guarantor for any Indebtedness of any Person with an aggregate principal amount in excess of U.S.$75 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) becomes enforceable;
(v)    any final, non-appealable judgment, order or award of a court or arbitral tribunal of competent jurisdiction that is enforceable against the Issuer or the Guarantor or any Significant Subsidiary of the Issuer or the Guarantor (and not covered by insurance) for the payment of money in an amount in excess of U.S.$75 million (or, to the extent non-U.S. dollar denominated, the U.S. dollar equivalent of such amount) and the continuance of such judgment, order or award for any period of 60 consecutive calendar days following entry of the final judgment, order or award without a stay of execution or, if later, a period ending on the date specified or agreed for payment by (A) the judgment, order or award or (B) any settlement agreement or arrangement entered into by the parties to the claim subsequent to the judgment, order or award;
(vi)    any regulation, decree, consent, approval, licence or other authority necessary to enable the Issuer or the Guarantor to enter into or perform its obligations under these Conditions, the Notes or the Trust Deed or for the validity or enforceability thereof shall expire or be withheld, revoked or terminated or otherwise cease to remain in full force and effect or shall be modified in a manner which adversely affects any rights or claims of the Trustee or the Noteholders;
(vii)    it is, or will become, unlawful for the Issuer or the Guarantor to perform or comply with any of its obligations under or in respect of these Conditions, the Notes or the

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Trust Deed or any of such obligations shall become unenforceable or cease to be legal, valid and binding;
(viii)    a decree, judgment, or order by any Agency or a court of competent jurisdiction shall have been entered adjudging the Issuer or any of the Significant Subsidiaries of the Issuer as bankrupt or insolvent, or approving as properly filed a petition seeking reorganisation of the Issuer or the Guarantor or any of the Significant Subsidiaries of the Issuer or the Guarantor under any Bankruptcy Law, and such decree or order shall have continued undischarged and unstayed for a period of 60 days; or a decree or order of a court of competent jurisdiction appointing a receiver, liquidator, trustee, or assignee in bankruptcy or insolvency of the Issuer or the Guarantor or any of the Significant Subsidiaries of the Issuer or the Guarantor, or any substantial part of the assets or property of any such Person, or for the winding up or liquidation of the affairs of any such Person, shall have been entered, and such decree, judgment or order shall have remained in force undischarged and unstayed for a period of 60 days; or
(ix)    except with respect to solvent proceedings initiated by any of the Issuer's Significant Subsidiaries or the Guarantor’s Significant Subsidiaries, the Issuer or the Guarantor or any of the Significant Subsidiaries of the Issuer or the Guarantor shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the filing of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganisation under any Bankruptcy Law, or shall consent to the filing of any such petition, or shall consent to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any substantial part of its assets or property, or shall make a general assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall, within the meaning of any Bankruptcy Law, become insolvent, fail generally to pay its debts as they become due, or takes any corporate action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.”
5.9The second paragraph of Condition 10(a) shall be deleted in its entirety and replaced with the following:
“Subject to the paragraph below, upon such notice being given to the Issuer and the Guarantor in relation to Conditions 10(a)(i) (Events of Default and Enforcement—Events of Default) to 10(a)(vii) (Events of Default and Enforcement—Events of Default), the Notes will immediately become due and repayable at their principal amount together with all accrued and unpaid interest.”
5.10The third paragraph of Condition 10(a) shall be deleted in its entirety and replaced with the following:
“If an Event of Default specified in Condition 10(a)(ix) (Events of Default and Enforcement—Events of Default) occurs, the Notes will be immediately due and repayable without any declaration, notice or other act on the part of the Trustee or the Noteholders all without diligence, presentment, demand of payment, protest or notice of any kind, which are expressly waived by the Issuer and the Guarantor.”
5.11The definition of “Cash Equivalents” in Condition 10(a) shall be deleted in its entirety and replaced with the following:
“"Cash Equivalents" means:

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(i)    securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or the United Kingdom or any member state of the European Union which is rated at least AA by S&P or Aa2 by Moody's;
(ii)    commercial paper or other debt securities issued by an issuer rated at least A-1 by S&P or P-1 by Moody's and with a maturity of less than 12 months; and
(iii)    certificates of deposit or time deposits of any commercial bank (which has outstanding debt) and with a maturity of less than 12 months and any credit balance on any short or long term deposit and savings accounts, in each case not subject to any security interest, denominated and payable in freely transferable and freely convertible currency and the proceeds of which are capable of being remitted to VEON Ltd. or the Issuer or the Guarantor (or one of their respective Subsidiaries);”
5.12The definition of “Significant Subsidiary” in Condition 10(a) shall be deleted in its entirety and replaced with the following:
“"Significant Subsidiary" means:
(i)    from time to time, any Subsidiary of the Issuer or the Guarantor that holds or has the right, title or interest to or in any telecommunications licence which licence is responsible for generating more than 10 per cent. of the consolidated revenues of the Issuer or, as the case may be, the Guarantor, in accordance with GAAP or IFRS, as applicable; and
(ii)    from time to time, any Subsidiary of the Issuer or the Guarantor that, together with its Subsidiaries,
(A)    for the most recent fiscal year of the Issuer or, as the case may be, the Guarantor, accounted for more than 10 per cent. of the consolidated revenues of the Issuer or, as the case may be, the Guarantor, as determined in accordance with GAAP or IFRS, as applicable; or
(B)    as of the end of such fiscal year, was the owner of more than 10 per cent. of the consolidated assets of the Issuer or, as the case may be, the Guarantor, as determined in accordance with GAAP or IFRS, as applicable, all as set forth in the most recently available consolidated financial statements of the Issuer or, as the case may be, the Guarantor, prepared in accordance with GAAP or IFRS, as applicable for such fiscal year, but excluding on any date any Person who is no longer a Subsidiary of the Issuer or, as the case may be, the Guarantor, on such date;”
5.13Condition 10(c) shall be deleted in its entirety and replaced with the following:
“(c)    No direct proceedings

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No Noteholder may proceed directly against the Issuer or the Guarantor unless the Trustee, having become bound to do so, fails to do so within a reasonable time and such failure is continuing.”
5.14Condition 14(b) shall be deleted in its entirety and replaced with the following:
“(b)    The Trustee may, without the consent of the Noteholders, agree to any modification of the Notes or the Trust Deed (other than in respect of a Reserved Matter) which is, in the opinion of the Trustee, proper to make if, in the opinion of the Trustee, such modification will not be materially prejudicial to the interests of Noteholders or, that is of a formal, minor or technical nature or is to correct a manifest error.
In addition, the Trustee may, without the consent of the Noteholders, authorise or waive any breach or proposed breach of the Notes or the Trust Deed by the Issuer or the Guarantor (other than a proposed breach or breach relating to a Reserved Matter) if, in the opinion of the Trustee, the interests of the Noteholders will not be materially prejudiced thereby.
Any such authorisation, waiver or modification shall be binding on the Noteholders and, unless the Trustee agrees otherwise, shall be notified to the Noteholders in accordance with Condition 13 (Notices) as soon as practicable thereafter.”
5.15Condition 15 shall be deleted in its entirety and replaced with the following:
“15.    Substitution
15.1    The Trust Deed contains provisions under which the Issuer may, without the consent of the Noteholders, transfer the obligations of the Issuer as principal debtor under the Trust Deed and the Notes to a third party provided that certain conditions specified in the Trust Deed are fulfilled.
15.2    The Trust Deed contains provisions under which the Guarantor may, without the consent of the Noteholders, transfer the obligations of the Guarantor as guarantor under the Trust Deed and the Notes to a third party provided that certain conditions specified in the Trust Deed are fulfilled.”
5.16Condition 18(b) shall be deleted in its entirety and replaced with the following:
“(b)    Submission to jurisdiction
(i) Subject to Condition 18(b)(iii) (Governing Law and Submission to Jurisdiction—Submission to jurisdiction), the courts of England shall have jurisdiction to settle any dispute, controversy, claim or difference of whatever nature howsoever arising out of or in connection with these presents, or any supplement, modifications or additions thereto, (including any dispute regarding the existence, validity, interpretation, performance, breach, termination or enforceability of these presents and any dispute relating to non-contractual obligations arising out of or in connection with these presents) (a "Dispute") and accordingly any legal action or proceedings arising out of or in connection with the Notes or the Trust Deed ("Proceedings"); (ii) each of the Issuer and the Guarantor waives any objection to Proceedings in such courts whether

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on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum; and (iii) to the extent allowed by law, the Trustee and the Noteholders may, in respect of any Dispute or Disputes, take (A) Proceedings in any other court with jurisdiction and (B) concurrent Proceedings in any number of jurisdictions.”
5.17Condition 18(d) shall be deleted in its entirety and replaced with the following:
“(d)    Waiver of immunity
To the extent that the Issuer or the Guarantor may in any jurisdiction claim for itself or its assets or revenues immunity from suit, execution, injunctive relief, attachment or other legal process (whether interim or final and whether in aid of execution, before judgment or otherwise) and to the extent that such immunity (whether or not claimed) may be attributed in any such jurisdiction to the Issuer or the Guarantor or the assets or revenues of the Issuer or the Guarantor, each of the Issuer and the Guarantor agrees not to claim and irrevocably waives such immunity to the full extent permitted by the laws of such jurisdiction.”
6.AMENDMENTS TO THE TRUST DEED
With effect on and from the Effective Date, the Issuer, the Substitute Issuer, the New Guarantor and the Trustee hereby agree that the Trust Deed shall be amended as follows:
6.1The following shall be included alphabetically as a new definition in Clause 1.1 of the Trust Deed:
“"Guarantor Successor" means, with respect to the Guarantor, any company which, if rated at the time of the substitution under Clause 20.1(a) (Substitution), has a rating assigned to it by an internationally recognised rating agency immediately following such substitution at least equal to the highest rating of the Guarantor or its holding company (if any), or any previous substitute under Clause 20.1(a) (Substitution), immediately prior to such substitution.”
6.2Clause 14.1(d) of the Trust Deed shall be deleted in its entirety and replaced with the following:
“(d)    deliver to the Trustee the annual financial statements of VEON Ltd. within 180 days of the end of each financial year and, promptly after they are dispatched, all material documents dispatched to all creditors generally of the Issuer or the Guarantor or any of Significant Subsidiary (as defined in Condition 10(a) (Events of Default and Enforcement—Events of Default)) of the Issuer or the Guarantor (being such documents contemplating a composition, compromise or pre-insolvency arrangement with their respective creditors);”
6.3Clause 20.1 of the Trust Deed shall be deleted in its entirety and replaced with the following:
(i)“20.1
(ii)(a)    Without an Extraordinary Resolution or a Written Resolution, the Guarantor (or any previous substitute under this sub-clause, the “Substitute”) may substitute a Guarantor Successor for itself as the guarantor under these presents; provided that:

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(iii)(i)    the substitution results directly from the merger or consolidation by the Guarantor (or any such previous Substitute) with the Substitute or any other transaction as a result of which all of the assets and undertakings of the Guarantor (or any such previous Substitute), are transferred to the Substitute;
(iv)(ii)    immediately before and after giving effect to the substitution, no Event of Default shall have occurred and be continuing;
(v)(iii)    a trust deed is executed or some other form of undertaking is given by the Substitute to the Trustee, in form and manner satisfactory to the Trustee, agreeing to be bound by the terms of these presents and the Notes with any consequential or other amendments which may be appropriate as fully as if the Substitute had been named in these presents as the guarantor in place of the Guarantor (or any such previous Substitute);
(vi)(iv)    arrangements are made to the satisfaction of the Trustee for the Noteholders to have or be able to have the same or equivalent rights against the Substitute as they have against the Guarantor (or any such previous Substitute);
(vii)(v)    subject to paragraph (e) below, the Guarantor (or any such previous Substitute) and the Substitute comply with such other reasonable requirements as the Trustee may direct in the interests of the Noteholders;
(viii)(vi)    the Trustee is satisfied that the Substitute has obtained all governmental and regulatory and internal corporate approvals and consents necessary for its assumption of the obligations and liabilities under these presents in place of the Guarantor (or any such previous Substitute), and such approvals and consents are at the time of substitution in full force and effect;
(ix)(vii)    (without prejudice to the generality of paragraphs (i) to (v) (inclusive) of this sub-clause) where the Substitute is incorporated, domiciled or resident in a territory other than The Netherlands, undertakings or covenants are given in terms corresponding to the provisions of Condition 8 (Taxation) with the substitution for the references to The Netherlands, as appropriate, of references to the territory in which the Substitute is incorporated, domiciled or resident or to the taxing jurisdiction of which, or of any political subdivision or authority of or in which, the Substitute is otherwise subject generally and (where applicable) Condition 7(b) (Redemption and Purchase—Redemption for tax reasons) and Clause 4 (Fees, Duties and Taxes) shall be modified accordingly; and
(x)(viii)    as a consequence of such substitution, to the extent the Notes are listed on a Stock Exchange, the Notes continue on the substitution and promptly thereafter to be listed on such Stock Exchange.”

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(xi)(b)    Any such agreement by the Trustee pursuant to Clause 20.1 (Substitution) shall, to the extent so expressed, operate to release the Guarantor or previous Substitute from any or all of its obligations under these presents. Not later than fourteen days after the execution of any such documents as aforesaid and after compliance with the Trustee's said requirements, notice thereof shall be given by the Guarantor or previous Substitute, as the case may be, to the Noteholders in the manner provided in Condition 13 (Notices).
(xii)(c)    Upon the execution of such documents and compliance with the said requirements, the Substitute shall be deemed to be named in these presents and the Agency Agreement as the guarantor in respect of any Notes in place of the Guarantor or previous Substitute, and these presents and the Agency Agreement shall thereupon be deemed to be amended in such manner as shall be necessary to give effect to the substitution and, without prejudice to the generality of the foregoing, any references in these presents to the Guarantor shall be deemed to be references to the Substitute.
(xiii)(d)    If any two directors (or other equivalent officers) of the Substitute shall certify to the Trustee that the Substitute is solvent at the time at which the said substitution is proposed to be effected, the Trustee shall not be bound to have regard to the financial condition, profits or prospects of the Substitute or to compare the same with those of the Guarantor or (as the case may be) the previous Substitute.
(xiv)(e)    In connection with any substitution under this Clause 20.1, the Trustee shall not be required to request any opinion or otherwise consider (and shall incur no liability and as result thereof) whether the Issuer or the Substitute, as the case may be, or the Noteholders will recognise income, gain or loss for tax purposes as a result of the substitution or whether the Issuer, the Substitute and the Noteholders will be subject to taxes on the same amount and in the same manner and at the same times as would have been the case if such substitution had not occurred.
(xv)(f)    The Guarantor or previous substitute under this Clause 20.1 shall not be entitled to substitute itself if, pursuant to the law of the country of incorporation, domicile or residence of the Substitute, the assumption by the Substitute of its obligations imposes responsibilities on the Trustee over and above those which have been assumed under these presents.”
6.4Clause 20.2 of the Trust Deed shall be deleted in its entirety and replaced with the following:
“20.2
(a)    Without an Extraordinary Resolution or a Written Resolution, the Issuer (or any previous substitute under this Clause 20.2) may substitute another company (hereinafter referred to as the “Substitute Company”) in place of itself as the principal debtor under these presents; provided that:
(i)    immediately before and after giving effect to the substitution, no Event of Default shall have occurred and be continuing;

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(ii)    a trust deed is executed or some other form of undertaking is given by the Substitute Company to the Trustee, in form and manner satisfactory to the Trustee, agreeing to be bound by the terms of these presents and the Notes with any consequential or other amendments which may be appropriate as fully as if the Substitute Company had been named in these presents as the principal debtor in place of the Issuer (or any such previous substitute under this Clause 20.2);
(iii)    the obligations of the Substitute Company being or remaining guaranteed by the Guarantor on the terms set out in these presents;
(iv)    arrangements are made to the satisfaction of the Trustee for the Noteholders to have or be able to have the same or equivalent rights against the Substitute Company as they have against the Issuer (or any such previous substitute under this Clause 20.2);
(v)    subject to paragraph (e) below, the Issuer (or any such previous substitute under this Clause 20.2) and the Substitute Company comply with such other reasonable requirements as the Trustee may direct in the interests of the Noteholders;
(vi)    the Trustee is satisfied that the Substitute Company has obtained all governmental and regulatory and internal corporate approvals and consents necessary for its assumption of the obligations and liabilities under these presents in place of the Issuer (or of any such previous substitute under this Clause 20.2), and such approvals and consents are at the time of substitution in full force and effect;
(vii)    (without prejudice to the generality of paragraphs (i) to (iv) (inclusive) of this sub-clause) where the Substitute Company is incorporated, domiciled or resident in a territory other than The Netherlands, undertakings or covenants are given in terms corresponding to the provisions of Condition 8 (Taxation) with the substitution for the references to The Netherlands, as appropriate, of references to the territory in which the Substitute Company is incorporated, domiciled or resident or to the taxing jurisdiction of which, or of any political subdivision or authority of or in which, the Substitute Company is otherwise subject generally and (where applicable) Condition 7(b) (Redemption and Purchase—Redemption for tax reasons) and Clause 4 (Fees, Duties and Taxes) shall be modified accordingly; and
(viii)    as a consequence of such substitution, to the extent the Notes are listed on a Stock Exchange, the Notes continue on the substitution and promptly thereafter to be listed on such Stock Exchange.
(b)    Any such agreement by the Trustee pursuant to Clause 20.2 (Substitution) shall, to the extent so expressed, operate to release the Issuer or previous substitute under this Clause 20.2 from any or all of its obligations under these presents. Not later than fourteen days after the execution of any such documents as aforesaid and after compliance with the Trustee's said requirements, notice thereof shall be given by the Issuer or previous substitute under this Clause 20.2, as the case may be, to the Noteholders in the manner provided in Condition 13 (Notices).

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(c)    Upon the execution of such documents and compliance with the said requirements, the Substitute Company shall be deemed to be named in these presents and the Agency Agreement as the principal debtor in respect of any Notes in place of the Issuer or previous substitute under this Clause 20.2, and these presents and the Agency Agreement shall thereupon be deemed to be amended in such manner as shall be necessary to give effect to the substitution and, without prejudice to the generality of the foregoing, any references in these presents to the Issuer shall be deemed to be references to the Substitute Company.
(d)    If any two directors (or other equivalent officers) of the Substitute Company shall certify to the Trustee that the Substitute Company is solvent at the time at which the said substitution is proposed to be effected, the Trustee shall not be bound to have regard to the financial condition, profits or prospects of the Substitute Company or to compare the same with those of the Issuer or (as the case may be) the previous substitute under this Clause 20.2.
(e)    In connection with any substitution under this Clause 20.2, the Trustee shall not be required to request any opinion or otherwise consider (and shall incur no liability and as result thereof) whether the Substitute Company or the Guarantor, as the case may be, or the Noteholders will recognise income, gain or loss for tax purposes as a result of the substitution or whether the Issuer, the Guarantor and the Noteholders will be subject to taxes on the same amount and in the same manner and at the same times as would have been the case if such substitution had not occurred.
(f)    The Issuer or previous substitute under this Clause 20.2 shall not be entitled to substitute itself if, pursuant to the law of the country of incorporation, domicile or residence of the Substitute Company, the assumption by the Substitute Company of its obligations imposes responsibilities on the Trustee over and above those which have been assumed under these presents.”
6.5Clauses 20.3 to 20.5 of the Trust Deed shall be deleted in their entirety.
6.6References in the definitions of “Authorised Signatory”, “Noteholders”, “Officer’s Certificate” and “outstanding” in Clause 1.1, Clauses 2.3, 4, 5, 6, 7, 10.1, 11.1, 14 (except Clause 14.1(d)), 15, 16, 18.1, 19, 23, 27, 31.2, 31.3 and 31.5 to the “Issuer” shall be deemed (in each case in so far as they relate to the 2027 Notes only) to include a reference to the New Guarantor.
7.AMENDMENTS TO THE AGENCY AGREEMENT
With effect on and from the Effective Date, the Issuer, the Substitute Issuer, the New Guarantor, the Agents and the Trustee hereby agree that the Agency Agreement shall be amended in respect of the 2027 Notes only as follows:
7.1References in Clauses 2, 7, 10, 11.1(a), 14.2, 15.1, 19, 20, 21, 22, 23, 24, 25, 29, 31.4, 31.5 and 31.7 to the “Issuer” shall be deemed (in each case in so far as they relate to the 2027 Notes only) to include a reference to the New Guarantor, as applicable.

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8.EXECUTION
This Deed may be executed and delivered in any number of counterparts, all of which, taken together, shall constitute one and the same deed and any party to this Deed may enter into the same by executing and delivering a counterpart.
9.COSTS AND EXPENSES
The Substitute Issuer (failing whom, the New Guarantor) shall pay or discharge all costs, charges and expenses (including legal fees) properly incurred by the Trustee and the Agents in relation to the preparation and execution of this Deed.
10.SECURITIES ACT
Any 2027 Noteholder who is, as of the Issue Date, both a U.S. person (as defined in Regulation S under the United States Securities Act of 1933, as amended (the Securities Act)) or a QIB (as defined in Rule 144A under the Securities Act) shall not, beginning on such date, offer, sell or transfer its Notes except in a transaction that would comply with the transfer restrictions pursuant to Rule 144A and sales of any Notes held pursuant to Regulation S under the Securities Act may not be made to U.S. persons, and may only be made (i) outside the United States pursuant to Rule 903 and 904 of Regulation S or (ii) to QIBs in transactions pursuant to Rule 144A or another exemption available under the Securities Act, until the expiry of the period of 40 days after the Issue Date.
11.NOTICES
11.1On and from the Effective Date, any notice to the Substitute Issuer or the New Guarantor to be given, made or served for any purposes under the Trust Deed or the Agency Agreement shall be given, made or served by letter delivered by hand or by email. Each notice shall be made to the Substitute Issuer or the New Guarantor at the email address or postal address and marked for the attention of the person or department from time to time specified in writing by that party to the others for the purpose. The initial email address, postal address and person or department so specified by the Substitute Issuer and the New Guarantor are set out below:
to VEON MidCo B.V., as the Substitute Issuer:           VEON MidCo B.V.
Claude Debussylaan 88
1082 MD Amsterdam
The Netherlands
Email: [*]
Attention: [*]
to VEON Amsterdam B.V., as the New Guarantor:      VEON Amsterdam B.V.
Claude Debussylaan 88
1082 MD Amsterdam
The Netherlands
Email: [*]
Attention: [*]
11.2Any notice shall be deemed received (if by e-mail) when sent if no message of non-delivery is received by the sender within 48 hours of sending such communication or (if by letter) 24

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hours (in the case of inland post) or three days (in the case of overseas post) after despatch, in each case in the manner required by this Clause 11 (Notices). However, if a notice is received after business hours on any business day or on a day which is not a business day in the place of receipt it shall be deemed to be received and become effective at the opening of business on the next business day in the place of receipt. Every notice shall be irrevocable save in respect of any manifest error in it.
11.3Any notice given under or in connection with these presents shall be in English. All other documents provided under or in connection with these presents shall be:
(a)    in English; or
(b)    if not in English, accompanied by a certified English translation and, in this case, the English translation shall prevail unless the document is a statutory or other official document.
12.SEVERABILITY
Any provision of this Deed which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each of the parties hereto waives any provision of law, but only to the extent permitted by law, which renders any provision of this Deed prohibited or unenforceable in any respect.
13.CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999
A person who is not a party to this Deed has no right, whether under the Contracts (Rights of Third Parties) Act 1999 or otherwise, to enforce any term of this Deed.
14.GOVERNING LAW
This Deed and any non-contractual obligation, matter, claim or dispute arising out of or in connection with it are governed by, and shall be construed or determined (as the case may be) in accordance with, English law.
15.SUBMISSION TO JURISDICTION
15.1The courts of England shall have jurisdiction to settle any dispute, controversy, claim or difference of whatever nature howsoever arising out of or in connection with these presents or any supplement, modifications or additions thereto, (including any dispute regarding the existence, validity, interpretation, performance, breach, termination or enforceability of these presents and any dispute relating to non-contractual obligations arising out of or in connection with these presents) and accordingly any legal action or proceedings arising out of or in connection with these presents (Proceedings) may be brought in such courts. The parties hereto waive any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This Clause 15.1 is for the benefit of the Trustee and nothing in this Clause 15.1 prevents the Trustee from taking Proceedings in any other courts with jurisdiction. To the extent allowed by law, the Trustee may take concurrent Proceedings in any number of jurisdictions.

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15.2Each of the Issuer, the Substitute Issuer and the New Guarantor agrees that the process by which any proceedings in England are begun may be served on it by being delivered to Law Debenture Corporate Services Limited (the Process Agent) or to such other person with an address in England or Wales and/or at such other address in England or Wales as the Issuer, the Substitute Issuer and/or the New Guarantor may specify by notice in writing to the Trustee.
15.3If the Process Agent is not or ceases to be effectively appointed to accept service of process in England on behalf of the Issuer, the Substitute Issuer and/or the New Guarantor, the Issuer, the Substitute Issuer and/or the New Guarantor (as the case may be) shall immediately appoint a further Person in England to accept service of process on its behalf and provide notice thereof to the Trustee. If within 15 days of notice from the Trustee requiring the Issuer, the Substitute Issuer and/or the New Guarantor (as the case may be) to appoint a Person to accept service of process in England on its behalf, the Issuer, the Substitute Issuer and/or the New Guarantor (as the case may be) fails to do so, the Trustee (at the expense of the Substitute Issuer (failing whom, the New Guarantor)) shall be entitled to appoint such a Person by written notice to the Issuer, the Substitute Issuer and/or the New Guarantor (as the case may be).
15.4Nothing in Clauses 15.2 or 15.3 shall affect the right of any party hereto to serve process in any other manner permitted by law.
15.5To the extent the Issuer or the Substitute Issuer or the New Guarantor or any of their respective properties, assets or revenues may have or may hereafter become entitled to, or have attributed to it, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any such legal action, suit or proceeding, from set-off or counterclaim, from the competent jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any competent jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with these presents or any of the transactions contemplated hereby or thereby, each of the Issuer, the Substitute Issuer and the New Guarantor (as the case may be) hereby irrevocably and unconditionally waives, and agrees not to plead or claim, any such immunity and consent to such relief and enforcement.
IN WITNESS whereof this Deed has been executed as a deed by the Issuer, Substitute Issuer, the New Guarantor and the Trustee and delivered on the date first stated on page 1.

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SIGNATORIES
The Issuer
EXECUTED as a DEED by
VEON HOLDINGS B.V.
acting by:

/s/Asghar Jameel	/s/ Kaan Terzioğlu
Director	Director

The Substitute Issuer
EXECUTED as a DEED by
VEON MIDCO B.V.
acting by:

/s/Asghar Jameel	/s/ Kaan Terzioğlu
Director	Director

The New Guarantor
EXECUTED as a DEED by
VEON AMSTERDAM B.V.
acting by:

/s/Asghar Jameel	/s/ Kaan Terzioğlu
Director	Director

[Signature page to the Supplemental Trust and Agency Deed]

The Principal Paying Agent, Authentication Agent, Registrar and Transfer Agent
EXECUTED as a DEED by                )
CITIBANK, N.A. LONDON BRANCH         )
acting by:                        )

/s/ Laura Hughes
Authorised Signatory
[Signature page to the Supplemental Trust and Agency Deed]

The Trustee
EXECUTED as a DEED by                )
CITIBANK, N.A. LONDON BRANCH         )
acting by:                        )

/s/ Laura Hughes
Authorised Signatory

[Signature page to the Supplemental Trust and Agency Deed]